http://www.gses.com

FOR IMMEDIATE RELEASE

GSE Systems Announces Third Quarter 2006 Financial Results

Baltimore, Maryland, November 13, 2006 -- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported that revenue for the three months ended September 30, 2006 was $7.3 million, a 58% increase from the revenue reported for the three months ended September 30, 2005 of $4.6 million.

GSE reported operating income of $686,000 for the third quarter of 2006 as compared to an operating loss of $(1,430,000) in the third quarter of 2005. Net income for the September 30, 2006 quarter was $422,000 as compared to a net loss of $(1,047,000) for the September 30, 2005 quarter. Net income attributed to common shareholders (arrived at by deducting the preferred stock dividends from net income) was $337,000 in the third quarter 2006 or $.04 per share on a basic basis and $.03 per share on a diluted basis versus a net loss of $(1,047,000) or $(0.12) per share on both a basic and diluted basis for the third quarter of 2005.

GSE’s backlog as of September 30, 2006 was approximately $22.9 million. This compares to a backlog of $12.3 million at December 31, 2005. Backlog is defined as the remaining value of signed contracts or authorization letters to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since the end of the third quarter. All contracts are subject to possible delays, cancellations, or scope changes which could increase or decrease the contract value.

John V. Moran, GSE’s Chief Executive Officer said, "I am once again very pleased to report another strong quarter of growth and improved financial results. One can clearly see the leverage we have now achieved in our business model as revenues grow and the benefits of our cost reduction efforts last year come into play.

During the third quarter we continued to win major contracts in the nuclear power, conventional power (fossil fuels), oil production and the process industry business areas. We continue to invest in, and advance our initiative to integrate simulation into broader training and education programs in conjunction with various university and higher learning centers around the world. We are proceeding, on schedule, with fulfilling our obligations under our $15 million contract with the Emirates Simulation Academy to provide simulation and related training curriculum and we continue to advance other opportunities in our training center pipeline.

In Summary, I am proud of the work and the enthusiasm our highly skilled team is demonstrating. Our customer feedback and satisfaction level is exceptional. We expanded our business by almost 60% from year ago levels with minimal contribution from some of our higher impact opportunities that are currently pending in the nuclear power sector. Our pipeline of opportunity across all of our business segments is large, expanding and bodes well for our current growth trends to continue. “

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GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 265 installations, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in St. Marys, Georgia, Sweden, and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

AT THE COMPANY   INVESTOR RELATIONS CONTACT
John V. Moran    Feagans Consulting Inc.
Chief Executive Officer   Neal Feagans
Phone: 410-277-3741   Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Contract revenue	$7,292	$4,607	$19,432	$17,617
Cost of revenue	5,111	4,228	13,944	14,543

Gross profit	2,181	379	5,488	3,074

Operating expenses	1,495	1,809	4,151	5,901

Operating income (loss)	686	(1,430)	1,337	(2,827)

Loss on extinguishment of debt	-	-	(1,428)	-
Other income (expense), net	(264)	413	(657)	188

Income (loss) from continuing operations before
provision (benefit) for income taxes	422	(1,017)	(748)	(2,639)

Provision (benefit) for income taxes	-	30	28	6

Net income (loss)	422	(1,047)	(776)	(2,645)

Preferred stock dividends	(85)	-	(200)	-

Net income (loss) attributed to common shareholders	$337	$(1,047)	$(976)	$(2,645)

Basic loss per common share:	$0.04	$(0.12)	$(0.11)	$(0.29)
Diluted loss per common share	$0.03	$(0.12)	$(0.11)	$(0.29)

Weighted average shares outstanding - Basic	9,383,401	8,999,706	9,227,774	8,998,607
Weighted average shares outstanding - Diluted	13,566,580	8,999,706	9,227,774	8,998,607

Selected balance sheet data
(unaudited)
	September 30, 2006	December 31, 2005

Cash and cash equivalents	$1,007	$1,321
Current assets	10,861	8,593
Total assets	17,210	11,982

Current liabilities	$11,340	$9,518
Long-term liabilities	147	1,567
Stockholders' equity	5,723	897